Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated September 15, 2011 relating to the consolidated financial statements of Mascoma Corporation and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the substantial doubt about the company’s ability to continue as a going concern) appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

September 15, 2011